Exhibit 16.1
JAMES G. SOMMA, CPA
1000 E. Ash Lane, Suite 2001
Euless, Texas 76039
January 24, 2006
Securities and Exchange Commission
Washington, D.C. 20549
I am the former certifying accountant for TBX Resources, Inc. (“TBX”) and have been provided with a copy of the disclosure TBX is making in response to Item 304(a)(1) of Regulation S-B. In accordance with Item 304(a)(3) of Regulation S-B, I agree with the statements made by TBX in the accompanying Form 8-K.
Sincerely,
/s/ James G. Somma
James G. Somma